ROBERT BRANTL, ESQ.
                              322 Fourth Street
                              Brooklyn, NY 11215
                                 718-768-6045

May 31, 2005

The Kingsley Coach, Inc.
25820 7th Street W.
Zimmerman, MN 55398

Gentlemen:

I am submitting this letter to be filed as an exhibit to the Registration Statement on Form SB-2 (Amendment #2) which The Kingsley Coach, Inc. proposes to file with the Securities and Exchange Commission registering a total of 13,018,430 shares of common stock for resale by ten selling shareholders. I am of the opinion that all corporate proceedings have been taken so that the 2,315,385 shares offered by Kingdom Come, LLC, Garron Frantzen, Robert C. Groves and PSK Investment Group have been legally issued and are fully paid and non-assessable. I am also of the opinion that all corporate proceedings have been take so that the other 10,703,045 shares, if and when sold by the selling shareholders, will be legally issued, fully paid, and non-assessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement referred to above, and to the reference to me under the caption "Legal Matters" in the prospectus..

                                   Yours,

                                   /s/ Robert Brantl
                                   -------------------
                                   Robert Brantl